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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
   of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                      Commission File Number 0-19241


                           INVITRO INTERNATIONAL
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     (Exact name of small business issuer as specified in its charter)


              16632 Millikan Avenue, Irvine, California 92606
                         Telephone (714) 851-8356
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, without par value
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 (Title of each class of securities covered by this Form)


                                   None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)     [X]
                  Rule 12g-4(a)(1)(ii)    [X]
                  Rule 12g-4(a)(2)(i)     [ ]
                  Rule 12g-4(a)(2)(ii)    [ ]
                  Rule 12h-3(b)(1)(i)     [ ]
                  Rule 12h-3(b)(1)(ii)    [ ]
                  Rule 12h-3(b)(2)(i)     [ ]
                  Rule 12h-3(b)(2)(ii)    [ ]
                  Rule 15d-6              [ ]

 Approximate number of holders of record as of the certification or notice
 date:        288
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 Pursuant to the requirements of the Securities Exchange Act of 1934,
 INVITRO INTERNATIONAL has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

 DATE: October 10, 1997              INVITRO INTERNATIONAL
                                     (Registrant)

                                     By: /s/ William M. Curtis
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                                         William M. Curtis, Secretary